WESLEY JESSEN PUERTO RICO
SAVINGS PLAN
Financial Statements and Supplemental Schedule
December 31, 1999 and 1998

WESLEY JESSEN PUERTO RICO SAVINGS PLAN
Table of Contents to Financial Statements and Supplemental Schedule December 31, 1999 and 1998
-------------------------------------------------------------------

                                                                Page

Financial Statements:
--------------------

 Report of Independent Accountants............................    1

 Statements of Assets Available for Benefits..................    2

 Statements of Changes in Assets Available for
 Benefits.....................................................    3

 Notes to Financial Statements................................  4-8

Supplemental Schedule:*
-----------------------

Schedule I - Schedule of Assets Held for Investment Purposes..    9



* Other schedules required by Section 2520.103-10 of the Department of Labor Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable.

                       Report of Independent Accountants



To the Participants and Administrator of Wesley Jessen Puerto Rico Savings Plan

In our opinion, the accompanying statements of assets available for benefits and the related statements of changes in assets available for benefits present fairly, in all material respects, the assets available for benefits of the Wesley Jessen Puerto Rico Savings Plan (the "Plan") at December 31, 1999 and 1998, and the changes in assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of Assets Held for Investment Purposes as of December 31, 1999 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



June 23, 2000

WESLEY JESSEN PUERTO RICO SAVINGS PLAN
Statement of Assets Available for Benefits
December 31, 1999 and 1998
--------------------------------------------------------------------------------

                                                                         1999            1998
Assets:
   Investments                                                     $    4,150,320  $    2,817,597
                                                                   ------------------------------


Receivables:
   Participants' contributions                                             25,715           4,357
   Employer's contributions                                               489,988         449,045
                                                                   --------------  --------------

                                                                          515,703         453,402
                                                                   --------------  --------------

   Assets available
    for benefits                                                   $    4,666,023  $    3,270,999
                                                                   ==============  ==============


  The accompanying notes are an integral part of these financial statements.

WESLEY JESSEN PUERTO RICO SAVINGS PLAN
Statements of Changes in Assets Available for Benefits
December 31, 1999 and 1998
--------------------------------------------------------------------------------

                                                                        1999             1998
Additions to assets attributed to:
   Investment income:
    Interest and dividends                                           $  197,597       $  113,887
    Net appreciation in fair value of investments                       333,326          162,239
                                                                  -------------    -------------

                                                                        530,923          276,126
                                                                  -------------    -------------

Contributions:
   Participants                                                         414,645          343,685
   Employer                                                             644,340          605,826
                                                                  -------------    -------------

                                                                      1,058,985          949,511
                                                                  -------------    -------------

   Total additions                                                    1,589,908        1,225,637


Deductions from assets attributable to -
   Participants benefits                                               (194,884)        (130,597)
                                                                  -------------    -------------

Net increase                                                          1,395,024        1,095,040

Assets available for benefits
   at beginning of year                                               3,270,999        2,175,959
                                                                  -------------    -------------

Assets available for benefits
   at end of year                                                    $4,666,023       $3,270,999
                                                                  =============    =============

  The accompanying notes are an integral part of these financial statements.

WESLEY JESSEN PUERTO RICO SAVINGS PLAN
Notes to Financial Statements
December 31, 1999 and 1998
--------------------------------------------------------------------------------

1.   Description of Plan

     The following description of the Wesley Jessen Puerto Rico Savings Plan (the "Plan") provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

     General

     The Plan became effective July 1, 1995 as a defined contribution plan covering all full-time employees of Wesley-Jessen (Puerto Rico), Inc. (the "Company"). It is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

     Contributions

     Participants may contribute up to 10 percent of their pretax annual base compensation, to a maximum of $8,000. The Company contributes 50 percent of the first 6 percent that a participant contributes to the Plan. Additional amounts may be contributed at the option of the Company's board of directors. During the year ended December 31, 1999 approximately $490,000 (1998 - $449,000) of additional contributions were made.

     Participant Accounts

     Each participant's account is credited with the participant's contribution and allocation of (a) the Company's contribution and (b) Plan earnings. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's account.

     Vesting

     Participants are immediately vested in their contributions plus actual earnings thereon. Vesting in the remainder of their account is based on years of continuous service. A participant is 100 percent vested after four years of credited service. Former employees of Schering-Plough Products, Inc. are vested 100 percent after three years of credited service. Forfeitures are used to reduce Company's contributions.

     Investment Options

     Upon enrollment in the Plan, a participant may direct contributions in any of the following ten investments options:

          . Vanguard Wellington Fund - Seeks to provide income and long-term growth of capital, without undue risk to capital, by investing about 65% of its assets in stocks and the remaining 35% in bonds.

          . Vanguard Windsor Fund - Seeks to provide long-term growth of capital and income by investing in stocks believed to be undervalued by the market. It focuses on stocks selling at prices that seem low in relation on such factors as past earnings, potential growth, and dividend payments.

WESLEY JESSEN PUERTO RICO SAVINGS PLAN
Notes to Financial Statements
December 31, 1999 and 1998
--------------------------------------------------------------------------------

          . Vanguard Explorer Fund - Seeks to provide long-term growth of capital by investing in a diversified group small-company stock with prospects for above-average growth.

          . Vanguard Short-Term Corporate Bond Fund - Seeks to provide income while maintaining a high degree of stability of principal by investing in short-term bonds, including high-quality corporate and U.S.Treasury securities.

          . Vanguard Index 500 Portfolio Fund - Seeks to provide long-term growth of capital and income from dividends by holding all of the 500 stocks that make up the unmanaged Standard & Poor's 500 Composite Stock Price Index, a widely recognized benchmark of U.S. stock market performance.

          . Vanguard Treasury Money Market Portfolio Fund - Seeks to provide high income and a stable share price of $1 by investing in short-term securities that are backed by the full faith and credit of the U.S. government. At least 65% of the Portfolio's assets are invested in U.S. Treasury securities.

          . Vanguard International Growth Portfolio Fund - Seeks to provide long-term growth of capital by investing in stocks of high-quality, seasoned companies based outside the United States. Stocks are selected from more than 15 countries.

          . Wesley-Jessen Stock Fund - Funds are invested in shares of common stock of Wesley-Jessen VisionCare, Inc. and seeks to provide the potential for long-term growth through increases in the value of the stock and reinvestment of its dividends.

          . Vanguard PRIMECAP Fund - Seeks long-term growth of capital by investing in stocks of companies with above-average prospects for continued earnings growth, strong industry positions, and skilled management teams.

          . Vanguard Total Bond Market Index Fund - Seeks to provide high level of interest income by attempting to match the performance of the unmanaged Lehman Brothers Aggregate Bond Index, which is widely recognized measure of the entire taxable U.S. bond market.

     Participants may change their investment options quarterly.

     Participant Loans

     Participants may borrow from their fund accounts a maximum amount equal to the lesser of $50,000 or 50 percent of their account vested balance. Loan transactions are treated as a transfer to (from) the investment funds from
     (to) the Participant Loans Fund. Loan terms are for a period not exceeding 5 years. Loans used to acquire a principal residence shall provide for repayment over a reasonable period of time that may exceed 5 years.

     The loans are secured by the vested balance in the participant's account and bear interest at a rate determined by the Plan administrator at the time of the loan. Interest rates range from 8 percent to 10 percent. Principal and interest is paid ratably through payroll deductions.

WESLEY JESSEN PUERTO RICO SAVINGS PLAN
Notes to Financial Statements
December 31, 1999 and 1998
--------------------------------------------------------------------------------


     Payment of Benefits

     On termination of service due to death, disability or retirement, a participant may elect to receive either a lump-sum amount equal to the value of the participant's vested interest in his or her account, or installments not exceeding the life expectancy of the participant or beneficiary. For termination of service due to other reasons, a participant may receive the value of the vested interest in his or her account as a lump-sum distribution.

     Forfeited Accounts

     At December 31, 1999, forfeited nonvested accounts amounted to approximately $28,286.

     Administrative Expenses

     Certain expenses relating to the Plan, including administrative fees, are paid by the Company.

2.   Summary of Significant Accounting Policies

     Basis of Accounting

     The Plan's financial statements are prepared on the accrual basis of accounting.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The following are the most significant accounting policies followed by the Plan.

     Investment Valuation and Income Recognition

     Plan investments are stated at fair value. Shares of registered investment companies are valued at the quoted net asset value (redemption value) of the respective investment company determined by Vanguard Fiduciary Trust Company. The Company stock fund is valued at its year-end unit closing price (comprised of year-end market price plus uninvested cash position). Participant loans are valued at cost which approximates fair value.

     Purchases and sales of investments are recorded on a trade-date basis. Interest income is accrued when earned. Dividend income is recorded on the ex-dividend date. Capital gain distributions are included in dividend income.

WESLEY JESSEN PUERTO RICO SAVINGS PLAN
Notes to Financial Statements
December 31, 1999 and 1998
--------------------------------------------------------------------------------

     Contributions

     Employee contributions are recorded in the period during which the Company makes payroll deductions from the Plan participants' earnings. Matching Company contributions are recorded in the same period.

     Benefits

     Benefits are recorded when paid.

3.   Investments

     Investments that represent 5% or more of the Plan's assets are summarized below:

                                                                             1999              1998

     Investments at fair value determined by quoted market prices:
       Shares of registered investment companies:

            Vanguard Windsor Fund -26,701 shares
            (1998 - 25,198 shares)                                         $  405,058        $  392,329

            Vanguard Short-term Corporate Bond
            Fund - 25,605 shares
            (1998 - 21,602 shares)                                            269,623           234,168

            Vanguard Index 500 Portfolio Fund -
            11,387 shares (1998 - 9,449 shares)                             1,540,957         1,076,748

            Vanguard Treasury Money Market
            Portfolio Fund - 589,116 shares
            (1998 - 476,445)                                                  589,117           476,445

            Vanguard Wellington Fund - 6,707 shares
            (1998 - 4,471 shares)                                             187,514           131,220

            Wesley Jessen Stock Fund - 2,218 shares
            (1998 - 4,246 shares)                                             220,830            83,696


            Vanguard PRIMECAP Fund -4,426, shares
            (1998 - 654 shares)                                               274,705            31,188

     Investment at estimated fair value:
       Participant loans other than mortgages                                 493,308           308,705
                                                                     ----------------   ---------------

                                                                           $3,981,112        $2,734,499
                                                                     ================   ===============

WESLEY JESSEN PUERTO RICO SAVINGS PLAN
Notes to Financial Statements
December 31, 1999 and 1998
--------------------------------------------------------------------------------

     During 1999 and 1998, the Plan's investments (including gains and losses on investments bought and sold) appreciated (depreciated) in value as follows:

                                                   1999               1998

     Mutual funds                               $    268,818       $    172,893
     Common stock                                     64,508            (10,654)
                                            ----------------   ----------------

                                                    $333,326           $162,239
                                            ----------------   ----------------

4.   Related Parties

     The Plan invests in shares of mutual funds managed by an affiliate of Vanguard Fiduciary Trust Company ("VFTC"). VFTC acts as trustee for only those investments as defined by the Plan. Transactions in such investments qualify as party-in-interest transactions which are exempt from the prohibited transaction rules.

5.   Plan Termination

     Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100 percent vested in their accounts.

6.   Tax Status

     The Puerto Rico Treasury Department has determined and informed the Company by a letter dated March 9, 1998, that the Plan and related trust are designed in accordance with applicable sections of the Puerto Rico Internal Revenue Code.

WESLEY JESSEN                                            SUPPLEMENTAL SCHEDULE I
PUERTO RICO SAVINGS PLAN
Item 27a Part I Form 5500 Schedule of Assets
December 31, 1999
--------------------------------------------------------------------------------

                                                       (c) Description of investment
                                                      including maturity date, rate of
(a)           (b) Identity of issue, borrower,          interest, collateral, par or             (d) Current
                  lessor, or similar party                    maturity value                         value
                                                            Shares of Registered
*   Vanguard Fiduciary Trust Company:                       Investment Companies:

      Vanguard Wellington Fund                                  6,707 shares                       $  187,514
      Vanguard Windsor Fund                                    26,701 shares                          405,058
      Vanguard Explorer Fund                                    1,257 shares                           86,260
      Vanguard Shor-term Corporate Bond Fund                   25,605 shares                          269,623
      Vanguard Index 500 Portfolio Fund                        11,387 shares                        1,540,957
      Vanguard Treasury Money Market
       Portfolio Fund                                         589,116 shares                          589,117
      Vanguard International Growth
       Portfolio Fund                                           3,034 shares                           68,235
      Vanguard PRIMECAP Fund                                    4,426 shares                          274,705
      Vanguard Total Bond Market Index Fund                     1,539 shares                           14,713

      Wesley-Jessen Stock Fund                       Shares of common stock, 4,246 shares             220,830
                                                                                              ---------------

                                                                                                    3,657,012
                                                                                              ---------------

**      Participant loans                                  Loans other than mortgages,
                                                                 8.25% - 10%                          493,308
                                                                                              ---------------

                                                                                                   $4,150,320
                                                                                              ===============


*  Recordkeeper             ** Party-in-interest